TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2007 RESULTS
~ Record First Quarter Sales of $559.8 million; Increase of 20.3% ~
~ Same-Store Sales Increase 8.5% ~
~ Record First Quarter EPS of $0.12 ~

Brentwood, Tennessee, April 25, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 31, 2007.

First Quarter Results
Net sales increased 20.3% to $559.8 million from $465.5 million in the prior year. Same-store sales increased 8.5% compared with last year’s 3.7% gain. The Company’s same-store sales improvement was strongest in winter-related merchandise such as insulated outerwear, snow removal and heating products as well as in the apparel and animal health categories. These results were driven primarily by cold weather during January and February in the northern and midwestern states.

Gross profit increased 18.4% to $168.2 million from $142.0 million in the prior year. As a percent of sales, gross profit decreased 50 basis points to 30.0% compared to the prior year, largely as a result of seasonal markdowns, product mix, and increased freight costs.

Selling, general and administrative expenses decreased to 26.3% of sales compared to 28.0% last year. The expense leverage is a result of the strong sales and a planned decrease in pre-opening and marketing expenses, some of which will shift into the second quarter.

Depreciation and amortization expense increased to $12.0 million from $9.6 million in the prior year, related to new store growth and capital costs for infrastructure and technology. The Company’s effective income tax rate increased to 37.9% compared to 37.1% in the prior year, largely due to state taxes relating to the composition of income among the states and the adoption of FIN 48 relating to uncertainties in income tax positions.

Net income for the quarter was $5.0 million, or $0.12 per diluted share, compared to $0.5 million, or $0.01 per diluted share in the prior year. During the quarter, the Company repurchased 413,492 shares of its stock for approximately $21.3 million as part of its previously announced $200 million share repurchase program.

The Company opened 22 new stores and relocated seven stores in the first quarter compared to 29 new and five relocated stores in the prior year’s first quarter.

Jim Wright, President and Chief Executive Officer, stated, “With very favorable business conditions during the quarter, we were pleased to deliver record first quarter sales and earnings. As we previously reported, we experienced strong sales in both our core merchandise categories and our seasonal merchandise. With our focus on closely managing inventory levels, we achieved a solid sell-through of winter merchandise during the quarter and are well-positioned with our core and spring merchandise inventory heading into our key second quarter.”

Company Outlook
The Company reaffirmed its fiscal 2007 net sales expectations of $2.7 billion to $2.75 billion. Same-store sales for the year are expected to increase approximately 3.0% to 4.5%. The Company also expects full year net earnings to range from $2.49 to $2.56 per diluted share.

Mr. Wright concluded, “Our capacity to serve the unique needs of our customers and their lifestyles differentiates our stores from other retailers. We will remain focused on growing our store base, refining our merchandise offering, enhancing our store environment and expanding our customer service initiatives to continue driving our financial performance and delivering long-term shareholder value.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today, to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

About Tractor Supply Company
At March 31, 2007, Tractor Supply Company operated 698 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 31, 2007		April 1, 2006 *
		(unaudited)
		%		%
		of Sales		of Sales

Net sales	$559,832	100.0%	$465,547	100.0%
Cost of merchandise sold	391,652	70.0	323,552	69.5

Gross profit	168,180	30.0	141,995	30.5
Operating expenses:
Selling, general and administrative expenses	147,187	26.3	130,631	28.0
Depreciation and amortization	12,013	2.1	9,623	2.1

Operating income	8,980	1.6	1,741	0.4
Interest expense, net	925	0.2	907	0.2

Income before income taxes	8,055	1.4	834	0.2
Income tax expense	3,056	0.5	309	0.1

Net income	$4,999	0.9%	$525	0.1%

Net income per share:
Basic	$0.12		$0.01

Diluted	$0.12		$0.01

Weighted average shares outstanding:
Basic	40,228		39,698
Diluted	41,083		41,016

* Reclassified to conform to the current period presentation.

Balance Sheet

(in thousands)

	March 31,	April 1,
	2007	2006 *
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,786	$39,621
Inventories	722,928	625,015
Prepaid expenses and other current assets	32,458	37,198
Deferred income taxes	10,952	11,135

Total current assets	802,124	712,969
Property and equipment, net	305,975	268,502
Goodwill	10,258	12,436
Deferred income taxes	10,281	9,048
Other assets	7,309	5,837

TOTAL ASSETS	$1,135,947	$1,008,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$336,280	$313,112
Accrued expenses	110,551	96,599
Current portion of capital lease obligations	975	1,370
Income taxes currently payable	1,934	—

Total current liabilities	449,740	411,081
Revolving credit loan	53,418	64,702
Capital lease obligations	2,602	3,184
Other long-term liabilities	44,861	37,729

Total liabilities	550,621	516,696

Stockholders’ equity:
Common stock	323	319
Additional paid-in capital	133,860	112,941
Treasury stock	(21,332)	—
Other comprehensive loss	(26)	(36)
Retained earnings	472,501	378,872

Total stockholders’ equity	585,326	492,096

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,135,947	$1,008,792

* Inventory and accounts payable balances have been adjusted to conform to the current period presentation.

Selected Financial and Operating Information

	FIRST QUARTER
	ENDED
	March 31,	April 1,
	2007	2006
	(unaudited)
Sales Information:

Same-store sales increase	8.5%	3.7%
Non-comp sales (% of total sales)	12.0%	16.2%
Average transaction value	$41.40	$40.44
Comp average transaction count increase	1.3%	4.4%
Comp transaction count increase (decrease)	7.1%	(0.4)%
Store Count Information:

Beginning of quarter	676	595
New stores opened	22	29
End of quarter	698	624
Relocated stores	7	5
Pre-opening costs (000’s)	$2,075	$3,037
Balance Sheet Information:

Average inventory per store (000’s) (a)	$1,030	$995
Inventory turns (annualized)	2.31	2.32
Financed inventory (a)	43.5%	48.2%
(a) assumes average inventory cost, excluding inventory in transit